PS Stephenson & Co., P.C.
Certified Public Accountants
1609 N. Richmond Rd.
Office: (979) 532-5964 **Wharton, Texas 77488** Fax: (979) 532-0954

October 30, 2013

Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Kraig Biocraft Laboratories, Inc., a Wyoming corporation (the "Company"). We have read the Company's disclosure set forth in Item 4.01 Changes in Registrant's Certifying Accountants of the Company's Current Report on Form 8-K dated October 30, 2013 (the "Current Report") and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, PS Stephenson & Co, P.C.

Sincerely,

PS Stephenson & Co., P.C.

Wharton, Texas